Exhibit 4.15

Date:           July 15, 2007

To
Bank Discount LeIsrael Ltd.

Dear Sir/Madam:

RE:           Irrevocable Letter of Undertaking

Whereas we, the undersigned, BluePhoenix Solutions Ltd. (hereinafter: “the Company”) have received and/or shall receive from you, Bank Discount LeIsrael Ltd. (hereinafter: “the Bank”) loans, credits, guarantees and a variety of banking services (hereinafter: “the Credits”) and in accordance therewith we owe and/or shall owe the Bank debts, undertakings, obligations and various amounts, all in accordance with the records of the Bank as in effect from time to time and at any time (hereinafter: “the Debts”) and in connection therewith the Company has signed and/or shall sign for the Bank, has delivered and/or shall deliver to the Bank various documents in connection with the Credits and/or the Debts, including inter alia, forms, authorizations, statements of conditions, securities and guarantees, insurance rights and more, according to Bank records as these exist from time to time and at any time (hereinafter: “the Letters of Credit”), accordingly, as additional security and guarantee for the Credits and Debts, we hereby irrevocably declare, agree, attest to, authorize and undertake vis-à-vis the Bank that throughout the entire period, until the removal and repayment of all Debts to the Bank in connection with the Credits (hereinafter: “the Credit Period”), we shall act, perform, and cause the performance of and fulfillment of all conditions, stipulations, actions and matters, as specified herein below, at our sole expense and responsibility, to the satisfaction of the Bank.

1.            Definitions –

In this document the following terms shall have the meaning that is recorded alongside them:

1.1
“The Financial Statements of the Company” – The financial statements, including consolidated financial statements of the Company, prepared in accordance with law and accepted accounting principles including, inter alia, a balance sheet, profit and loss statement, cash flow, statement of changes in equity capital, with explanations thereof and, in addition, any statement, notice and other document that is required and/or shall be required by law and/or by any competent authorities and/or bodies and/or entities; the annual statements shall be adjusted and audited by an external accountant/auditor, according to the accepted principles, rules of reporting and accounting regulations which have been and/or shall be determined from time to time by the Institute of Certified Public Accountants in Israel and/or by law. The quarterly statements, in accordance with the rules and principles, rules of reporting and accounting standards determined and /or to be determined from time to time by the pertinent authorities in the United States (the U.S. GAAP) and/or pursuant to any law.

1.2
“Asset” – An asset of any kind and type whatsoever including real estate, land, chattels and rights of any kind and type whatsoever, including securities and intangible rights as well as money and money equivalent of any kind and type whatsoever.

1.3
“Equity Capital” – The issued and paid share capital of the Company together with capital funds thereof and balance (surplus) of the undesignated profit, save for shares in the treasury (dormant Company shares ), in accordance with accepted accounting principles and accepted rules of reporting.

1.4
“Tangible Equity Capital” – Equity capital less intangible assets such as: deferred expenses, advance expenses, goodwill, patents, trademarks, copyrights, software development expenses, deferred tax assets, deposit to ensure rental expenses, etc.

1.5
“EBITDA” – The operating profits of the Company from ordinary activities prior to the deduction of interest, taxes, depreciation, and deductions of any kind, as specified in the financial statements of the Company for the same year.

2.            Financial Statements –

We shall deliver to you all the financial and/or other statements of the Company that we are obligated to issue by law forthwith upon publication thereof – the annual consolidated financial statements up to and no later than June 30th of each calendar year, quarterly reports within 60 days of the conclusion of each quarter with respect to that quarter. In addition, and without derogating from the aforesaid, we shall deliver to you from time to time, at your request, including that which is required from you, pursuant to the provisions of law and/or according to any competent authority, additional information in connection with our businesses and financial state. It shall be noted that publication of the financial statements of the Company to the public shall be deemed as if they had been delivered to you.

3.            Covenants

3.1
The total equity capital (less loans and capital notes given to related companies) as specified in our consolidated annual and/or quarterly financial statements shall be no less than $50 million or 40% of our total assets, whichever is higher.

3.2	The total EBITDA shall be no less than $5 million annually.

3.3	The deficit in tangible equity capital shall not exceed $25 million up to January 1, 2010.

3.4
We undertake to refrain from making any decision with respect to a merger (as defined in the Companies Law 5759-1999 and/or in any other law) of the Company in any manner and form with and/or into any other Company whatsoever, in accordance with law, without receiving the advance written consent of the Bank.

3.5	Throughout the entire Credit Period and as long as we owe money to the Bank, the comprehensive total of the Bank Credit of the Company shall not exceed 60% of the balance of clients and cash.

3.6
We hereby undertake to refrain, without your advance written consent, from creating any encumbrance and/or pledge of any kind and type whatsoever on our enterprise and/or property and/or our assets and/or other rights of any kind and type whatsoever that belong to us now and/or in future, at any time whatsoever (hereinafter – “the Company Assets”), in all or in part, to any other or others and to refrain from transferring the latter from place to place, without your advance written consent.

3.7
We shall not assign, sell, deliver, lease, rent, or transfer in any manner whatsoever any of our present or future assets in favor of any third party whatsoever, except in the ordinary course of the Company’s regular business.

3.8
We undertake to refrain from the performance of any transaction and/or request of any loan and/or credit of any kind and type whatsoever and/or guarantee of any kind and type whatsoever from any corporation outside the BluePhoenix Ltd. group (hereinafter – “the Group”) related in any manner whatsoever, directly or indirectly, to the Group, for a cumulative total in excess of $ 2 million without your advance written consent.

3.9
If, as a result of any change whatsoever in the control of the shareholders of the Company as it exists on the date of signing of this document, we are in any breach whatsoever, according to the regulations and/or provisions of the Bank of Israel, and the matter is not rectified within 90 days of the date of the violation, the Bank may present for immediate repayment all the Credit that the Company has taken from the Bank.

3.10
In the event of a change in control of the Company, the Bank may present for repayment forthwith all the Credit that the Company has taken from the Bank, and this shall be performed within 3 months of the date of the above-mentioned change of control.

3.11
We hereby undertake that throughout the entire Credit Period and as long as we owe money to the Bank, Mr. Arik Kilman shall serve as chairman of the Board of Directors of the Company or general manager of the Company.

3.12
The aforesaid stipulations shall be examined based on the quarterly consolidated financial statements of the Company and, insofar as we discover any violations whatsoever, we undertake to rectify such at our initiative and without the need for any demand or warning on the part of the Bank, all within 60 days of the date of the violation; otherwise the incident shall be deemed as a state of default, with all that is implicit therein, pursuant to the various documents we have signed in favor of the Bank.

4.            General

4.1
This document shall constitute and shall always be an inseparable part of all the forms, documents, securities and guarantees, statements of conditions, etc., as are found and/or shall be found in the Bank, from time to time and at any time, with our signature and/or the signature of others on our behalf, and as such are in effect at any time, and in such manner that these are to be read together as one continuity and as one piece, its conditions included as conditions thereof, as complementing each other and adding to each other.

4.2
We shall bear all expenses and/or the consequences of anything related to and pertaining to the credit instruments and/or this document, and we hereby undertake to indemnify you and compensate you for any sum whatsoever, unlimited in amount and time, as you require of us in this matter; inter alia (without derogating from the generality of the aforesaid), we hereby undertake to bear all expenses for the credit instruments and/or this document, the exercise and/or enforcement against us of the credit instruments and/or this document and/or of all the remaining documents and forms and/or the guarantees we have signed and/or are signing and/or shall sign and/or that have been signed and/or shall be signed on our behalf in your favor and/or that we shall deliver to you, as aforesaid on this matter, including legal expenses, stamp tax in Israel in connection with the credit instruments and/or this document and/or the documents and forms and/or the guarantees, as aforesaid, if such apply and to the extent that such apply, all at your sole and exclusive discretion and determination, and all other additional payments and charges related to stamp tax, as aforesaid, including interest, index linkage differentials and linkage differentials and/or the representative exchange/conversion rate, according to your determination and/or that of the competent authorities, including fines in accordance with law, insofar as such shall apply and insofar as you and/or the competent authorities in Israel shall demand such in connection with stamp tax, as aforesaid.

4.3
Any breach and/or non-fulfillment of any and/or each part of the aforesaid and that which has been stipulated herein in this document shall also constitute and be deemed a breach of the credit instruments and as grounds for additional default, which shall grant the Bank the right to present the Credits and Debts for repayment forthwith, including all that is implied therein, as a result thereof, and the companies undertake to pay them to the Bank in such circumstances in accordance with the first demand of the Bank.

4.4
A waiver by the Bank in favor of the Company regarding any violation whatsoever or any non-fulfillment of one or more of the undertakings vis-à-vis the Bank, whether that undertaking is included or shall be included in any other document, shall not be deemed as justification or pretext for an additional violation or additional non-fulfillment of any condition or undertaking, as aforesaid; and the Bank’s refraining from the exercise of any right whatsoever, given thereto in accordance with this document and/or any other document and/or by law, shall not be construed as a waiver of that right.

4.5
Our above-mentioned undertakings  are independent, unconditional, absolute and irrevocable and we may not revoke such and/or amend such, without receiving your advance written consent thereto, since we are aware that you have relied thereon in granting the Credit.

4.6	This letter replaces and revokes the “Letter of Irrevocable Undertaking” of September 20, 2004.

In Witness whereof we have set our signatures hereto:
BluePhoenix Ltd. ………..[Signature]………………………..
          [Stamp:   BluePhoenix Solutions Ltd.]

I, the undersigned, Yael Peretz, who serves as the attorney of the company, do hereby confirm to the Israel Discount Bank Ltd. (hereinafter: “the Bank”) that the aforesaid document has been signed in the name of the company by Mr. Avraham Kilman and Ms. Varda Sagiv, who are approved signatories to bind the company vis-à-vis the bank, in accordance with the resolutions of the authorized organs of the company that have been duly received as well as by virtue of the documents of incorporation of the company, the Memorandum and Articles of Incorporation thereof, so that the aforesaid document shall obligate the company, may be enforced by the Bank vis-à-vis the company and shall be valid vis-à-vis the Bank for all intents and purposes.

Date:   July 15, 2007                            ______________________, Attorney
[Signature and Stamp:  Yael Peretz, Advocate